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                                                                  EXHIBIT (a)(4)

OPTION EXCHANGE PROGRAM - UPDATE


         PROGRAM DOCUMENT COMPLETE

                  o    We expect to file with the SEC Friday

                  o    We will email a copy to all employees upon filing

                  o    Individual option summaries to be delivered Friday AM



         NEXT STEPS

                  o    4-week offering period begins Friday

                  o    Please review the documents soon

                  o    Training sessions to be scheduled

                  o    Exchange notices due from optionees 8-27-01

                  o    Replacement options granted after 2-28-02



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